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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this registration statement on Form S-1 of our report dated February 25, 1998, except as to the first paragraph of Note 5, as to which the date is June 2, 1998, Note 11, as to which the date is February 11, 1999 and Note 12, as to which the date is July 15, 1998, on our audits of the financial statements of Datalink Corporation and our report dated July 20, 1998, on our audit of the financial statements of Direct Connect Systems, Inc. We also consent to the references to our firm under the captions "Experts" and "Selected Historical Financial Data."


                                                  /s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 12, 1999

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